EXHIBIT 12.1

         Statement of Computation of Ratio of Earnings to Fixed Charges

                                                       Year Ended January 31,
                                         -----------------------------------------------------
                                           2009        2008       2007       2006       2005
                                         --------    --------   --------   --------   --------
Income before minority interest
  and income taxes ...................   $ 41,525    $ 61,195   $ 62,586   $ 63,444   $ 47,511

Fixed charges ........................     14,166      10,808      9,776      8,898      9,580

Capitalized interest .................       (164)       (252)      (299)        --         --
                                         --------    --------   --------   --------   --------
Total earnings .......................   $ 55,527    $ 71,751   $ 72,063   $ 72,342   $ 57,091
                                         ========    ========   ========   ========   ========

Interest expense
  (including capitalized interest) ...   $  1,437    $    499   $    375   $    379   $  1,297

Amortized premiums and expenses ......        662          53         53         63        169

Estimated interest within rent expense     12,067      10,256      9,348      8,456      8,114
                                         --------    --------   --------   --------   --------

Total fixed charges ..................   $ 14,166    $ 10,808   $  9,776   $  8,898   $  9,580
                                         ========    ========   ========   ========   ========

Ratio of earnings to fixed charges ...       3.92        6.64       7.37       8.13       5.96